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                                                                     Exhibit-(q)

                       THE CHARLES SCHWAB FAMILY OF FUNDS
                               SCHWAB INVESTMENTS
                              SCHWAB CAPITAL TRUST
                            SCHWAB ANNUITY PORTFOLIOS
                   CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.
                           CHARLES SCHWAB & CO., INC.
                  CODE OF ETHICS ADOPTED PURSUANT TO RULE 17J-1
                  UNDER THE INVESTMENT COMPANY ACT OF 1940 AND
              RULE 204A-1 UNDER THE INVESTMENT ADVISERS ACT OF 1940

                          EFFECTIVE ON JANUARY 1, 2005

Rule 17j-1 of the Investment Company Act of 1940 (the "1940 Act") requires that every registered investment company, and each investment adviser to and principal underwriter for such investment company, adopt a written code of ethics containing provisions reasonably necessary to prevent its "Access Persons" from engaging in any act, practice or course of business prohibited by section 17(j) of the 1940 Act and Rule 17j-1 adopted thereunder. That Rule further requires that each investment company and its adviser(s) and underwriter(s) use reasonable diligence, and institute procedures reasonably necessary, to prevent violations of such code.

Rule 204A-1 of the Investment Advisers Act of 1940 (the "Advisers Act") requires each investment adviser registered with the Securities and Exchange Commission to establish, maintain and enforce a written code of ethics that with respect to its "Access Persons" only (as defined herein), includes, among other things, (i) standards of business conduct for its "Access Persons"; (ii) provisions requiring its "Access Persons" to comply with applicable federal securities laws; and (iii) provisions requiring its "Access Persons" to report, and the adviser to review, their personal securities transactions and holdings periodically.

The Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA"), requires every investment adviser and registered broker-dealer to develop, implement and enforce policies and procedures to prevent the misuse of material nonpublic information.

The following policies constitute the Code of Ethics for The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust and Schwab Annuity Portfolios (each a "Trust", and collectively known as the "Trusts"), Charles Schwab Investment Management, Inc. ("CSIM"), a registered investment adviser and the investment adviser to the Trusts, and Charles Schwab & Co., Inc. ("Schwab"), a registered broker-dealer and the principal underwriter of the Trusts. The policies and procedures established by this Code of Ethics are applicable to all "Access Persons" (as defined below) of the Trusts, CSIM and Schwab, which generally include all directors, trustees, officers and employees of the Trusts and CSIM, and any director or officer of Schwab who, makes, participates in or obtains information regarding the purchase or sale of "Covered Securities" by the Trusts or any other client of CSIM (collectively referred to as the "Client Accounts").
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This Code of Ethics in no way limits your duties or responsibilities with respect to the Corporate Code of Business Conduct and Ethics. CSIM Compliance monitors compliance with the specific provisions herein related to personal securities transactions of "Access Persons" and Schwab's Compliance Department is responsible for monitoring adherence to the Schwab Code of Business Conduct and Ethics and provisions of the Compliance Manual. Schwab's Compliance Department reports any identified infractions of the Schwab Code of Business Conduct and Ethics and provisions of the Compliance Manual, with respect to CSIM "Access Persons", to CSIM Compliance for further evaluation under this Code. Other entities that serve as sub-advisers to separate series of the Trusts shall comply with their own codes of ethics approved by the Board of Trustees, and report to the Boards of Trustees in accordance with Section VI hereunder.

All "Access Persons" shall be provided with a copy of this Code and all amendments. All "Access Persons" shall provide the Review Officer (which shall be the Chief Compliance Officer or his or her designee) with a written acknowledgment, which may be made electronically of their receipt of the Code and any amendments.

I.    POLICY STATEMENT

Rule 17j-1 under the 1940 Act makes it unlawful for any Affiliated Person of, or principal underwriter for, the Trusts or Affiliated Person of the Trusts' investment adviser(s) and principal underwriter, in connection with the direct or indirect purchase or sale by such person of any Covered Security that is "held or to be acquired" by any Client Account:

-     To employ any device, scheme or artifice to defraud the Client Account;

- To make to the Client Account any untrue statement of a material fact or omit to state to the Client Account a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

- To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Client Account; and

-     To engage in any manipulative practice with respect to the Client Account.

It is the policy of the Trusts, CSIM and Schwab that no "Access Person" will make, participate in, or engage in any act, practice or course of conduct that would violate the Policy Statement provisions set forth above or any applicable Federal Securities Laws or which would, in any way, conflict with the interests of the Trusts (or their shareholders) or any Client Account. This obligation encompasses:

- The duty at all times to place the interests of shareholders/clients first;

- The duty to ensure that all personal securities transactions be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential
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      conflict of interest or any abuse of an individual's position of trust and responsibility; and

- The fundamental standard that "Access Persons" not take inappropriate advantage of their positions.

- The duty that every "Access Person" shall promptly report any violation of this Code of Ethics to CSIM's Chief Compliance Officer.

II.   DEFINITIONS

The definitions used in this Code of Ethics include the following:

ACCESS PERSON An "Access Person" of the Trusts or CSIM is any director, Trustee or officer of the Trusts or CSIM, and any employee of CSIM who, in the ordinary course of business, has access to non-public information regarding purchase or sale of Covered Securities for any Client Account or whose functions or duties relate to the making of any recommendation to any Client Account regarding the purchase or sale of securities or who has access to such recommendations (excluding those who only have access to client non-current, non-contemporaneous recommendations). An "Access Person" of Schwab is any director or officer of Schwab who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Covered Securities for any Client Account or whose functions or duties in the ordinary course of business relate to the making of any recommendation to any Client Account regarding the purchase or sale of Covered Securities or who has access to such recommendations (excluding those who only have access to client non-current, non-contemporaneous recommendations). An "Access Person" is also any natural person in a control relationship to a Trust or Fund or CSIM who obtains information concerning recommendations made to any Client Account with regard to the purchase or sale of Covered Securities by any Client Account (excluding those who only have access to client non-current, non-contemporaneous recommendations).

AFFILIATED PERSON An "Affiliated Person" of the Trusts, CSIM or Schwab is defined in Section 2(a)(3) of the 1940 Act.

AUTOMATIC INVESTMENT PLAN An "Automatic Investment Plan" is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An "Automatic Investment Plan" includes a dividend reinvestment plan.

BENEFICIAL OWNERSHIP A person should consider himself or herself a "beneficial owner" of any security in which he or she has a direct or indirect pecuniary interest. Pecuniary interest in any class of securities includes the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities. For example, he or she has "beneficial ownership" of securities held by his or her spouse, minor children, a relative who shares his or her home, or other persons if by reason of any contract, understanding, relationship, agreement or other arrangement, he or she obtains from such securities
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benefits substantially equivalent to those of ownership. He or she should also consider himself or herself the beneficial owner of securities if he or she can vest or revest title in himself or herself now or in the future.

CONTROL "Control" has the same meaning as in Section (2)(a)(9) of the 1940 Act.
Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Ownership of more than 25% of a company's outstanding voting securities is presumed to give the holder of such securities control over the company. The SEC may determine, however, that the facts and circumstances of a given situation that may counter this presumption.

COVERED SECURITY A "Covered Security" is any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to our purchase, any of the foregoing.

Covered Securities do not include direct obligations of the United States Government; bankers' acceptances; bank certificates of deposit; commercial paper; repurchase agreements; other High Quality Short-Term Debt Instruments; shares of any registered open-end money market funds, including affiliated money market funds; units of a unit investment trust invested exclusively in unaffiliated registered open-end investment companies; or shares of any unaffiliated registered open-end investment companies. Current affiliated open-end investment companies include the SchwabFunds, the Laudus Funds, and the Excelsior Funds.

FEDERAL SECURITIES LAWS "Federal Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxely Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

HELD OR TO BE ACQUIRED A Covered Security is "held or to be acquired" if within the most recent 15 days it is or has been held by Client Account, or is being or has been considered
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by Client Account or CSIM for purchase by Client Account. A purchase or sale includes the writing of an option to purchase or sell a Covered Security described above.

HIGH QUALITY SHORT-TERM DEBT INSTRUMENT A "High Quality Short-Term Debt Instrument" is any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a nationally recognized statistical rating organization, or which is unrated but is of comparable quality.

INITIAL PUBLIC OFFERING "Initial Public Offering" is an offering of securities registered under the Securities Act of 1933 (the "Securities Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

INVESTMENT PERSONNEL "Investment Personnel" are Access Persons who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities by a Client Account. The term also includes all natural persons who control a Trust or an employee of CSIM or Schwab who has access to information concerning recommendations made to the Client Account regarding the purchase or sale of securities by Client Account.

NON-INTERESTED TRUSTEE A "Non-Interested Trustee" is any Trustee of the Trusts who is not an interested person of such Trust as defined in section 2(a)(19) of the 1940 Act.

PRIVATE PLACEMENT A "Private Placement" is an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.

STOCK OPTION PROGRAM A "Stock Option Program" allows an employee to buy a set number of shares of a company's stock at a future date at a set price.

III.  COMMUNICATIONS

Access Persons may not tip or otherwise disclose to others (except to others who have a need to know such information in the ordinary course of their business) any information regarding the investment activities of the Client Accounts, including any transaction or recommendation made by or to CSIM or a Client Account. All communications that violate the terms of this Section III must be reported immediately to the CSIM Compliance Department.

IV.   LIMITS ON ACCEPTING OR RECEIVING GIFTS

Access Persons may not accept or receive any gift of more than de minimis value (as defined in the Schwab Compliance Manual) from any person or entity in connection with
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a Client Account entry into a contract, development of an economic relationship, or other course of dealing by or on behalf of a Client Account.

V.    TRADING RESTRICTIONS

The policies and procedures regarding trading restrictions are as follows:

PROHIBITION ON TRADING BASED ON MATERIAL NONPUBLIC INFORMATION. Any officer, director, Trustee or employee of the Trusts, CSIM or Schwab with material nonpublic information regarding any security, including a Covered Security is prohibited from all personal trading in such security.

PRIOR APPROVAL OF TRADES At all times, Access Persons, except a person who is an Access Person solely by reason of serving as an Officer or Trustee of a Trust, must receive prior approval by CSIM's Chief Compliance Officer or his or her designee before purchasing or selling any Covered Security. Prior approval of a personal transaction may only be relied upon through the end of the following business day from the date approval is received. Because of the specific policies in place to monitor and control employee trading of stock of The Charles Schwab Corporation ("SCH"), prior approval of personal transactions do not apply to SCH stock and SCH options. Access Persons seeking to trade SCH stock should review The Charles Schwab Corporation Code of Business Conduct and Ethics for a complete discussion of these policies. Except as otherwise noted herein, all other trading restrictions in this Code applicable to Covered Securities apply to SCH stock and SCH options. Access Persons of any adviser or sub-adviser other than CSIM are subject only to the trading restrictions under their own code.

Prior approval is required for all transactions in Covered Securities in accounts or transactions over which Access Persons of CSIM exercise control, including accounts for their family members or accounts in which they have a beneficial interest, but is not required for: Automatic Investment Plan; direct stock purchase plans; investment decisions made by an unrelated third party who does not have access to the information in possession of such Access Person; transactions in shares of exchange-traded funds and interests in other pooled investment vehicles that invest in baskets of securities, including, without limitation, QQQs, SPDRs and HOLDRs; or any trade that does not result from such Access Person's specific investment decision, including, without limitation, a trade generated by an automated model, even if the Access Person participates in the design or maintenance of the model.

All trading activity by Access Persons is subject to reporting and surveillance as set forth in the surveillance and reporting sections of these procedures.

DE MINIMUS AMOUNTS Access Persons requesting prior approval for trades in Covered Securities may be granted approval, regardless of Client Account trading activity, if any of the following criteria are met: (1) the transaction requested is in an affiliated open-end investment company, (2) the transaction requested is an equity trade in an amount LESS than 100 shares, (3) the transaction requested is an equity trade in the stock of a company with a market capitalization greater than $5 billion and has a 10-day average daily trading volume exceeding 5 million shares (each measured at the time of the requested trade), or (4) the transaction requested is a fixed income trade in an amount UP TO $100,000 per calendar month per issuer and the original issue size was greater than $100 million. The amounts defined for the third and fourth criteria will be reviewed at least annually.

Notwithstanding the fact that the transaction may not be restricted, no Access Person is permitted to effect a trade in any Covered Security in which they know or reasonably should have known a Client Account was effecting the trade.

PROHIBITION ON SHORT-TERM TRADING PROFITS Investment Personnel are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or related) securities, except for affiliated ultra-short bond funds, within 60 calendar days. In the event that Investment Personnel realize profits on such prohibited short-term trades, the Investment Personnel must relinquish such profits to CSIM to be donated to a charitable organization selected by CSIM. The Chief Compliance Officer, or his or her designee may pre-approve exceptions to the 60 day holding period in cases of hardship. This exception is not automatic and requires advance written approval.

Profits received from a sale of securities which were acquired as a result of exercising options received through a Stock Option Program are excluded from the short-term trading profits prohibition discussed above. Investment Personnel receiving options may be subject to other restrictions with respect to their transactions in securities.

BLACKOUT PERIODS Portfolio Managers are restricted from executing a personal transaction in a Covered Security within seven (7) days before or after any Client Account that he/she manages trades in that security. Credit Analysts are restricted from executing a personal transaction in a fixed income security within seven (7) days before or after any Client Account trades in that security. All Access Persons, including all Investment Personnel, are restricted from executing a personal transaction in a Covered Security on a day during which any Client Account has a pending "buy" or "sell" order in the same security. Notwithstanding the fact that the transaction may not be restricted, no Access Person is permitted to effect a trade in any Covered Security in which they know or reasonably should have known a Client Account was effecting the trade.

This section will not be deemed to restrict personal securities transactions by Access Persons, including Investment Personnel, which would otherwise be prohibited solely because the transactions coincide with trades initiated as a result of cash flow by any Schwab Index Funds (other than trades in connection with a scheduled index rebalancing or adds and deletes).

This section will also not be deemed to restrict personal securities transactions by all Access Persons, including Investment Personnel except for the Portfolio Managers of sub-advised Funds, which would otherwise be prohibited solely because the transactions coincide with trades by any sub-advisor in a portfolio for which the Access Person does not have prior access to daily trading information.
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PROHIBITION OF INITIAL PUBLIC OFFERINGS ("IPOS") All Access Persons are
prohibited from directly or indirectly acquiring beneficial ownership in an IPO.

PRIOR APPROVAL OF PRIVATE PLACEMENTS Each transaction where Access Persons directly or indirectly acquire beneficial ownership in a private placement requires prior approval by CSIM's Chief Compliance Officer or his or her designee.

PROHIBITION ON SERVICE AS DIRECTOR OR PUBLIC OFFICIAL All Access Persons are prohibited from serving on the board of directors of any publicly traded company or in an official capacity for any federal, state, or local government (or governmental agency or instrumentality) without prior approval from the Review Officer or Schwab's applicable Review Officer.

NON-INTERESTED TRUSTEES A Non-Interested Trustee of the Trusts may trade in securities in which a Client Account has invested or is considering for investment, provided that the Trustee has no actual knowledge of the Trust's contemporaneous activities with respect to the subject security, and has no material, nonpublic information about the issuer of the subject security.

VI.   REPORTING

The policies and procedures regarding reporting requirements that are applicable to Access Persons include the following:

REPORTS TO THE BOARD OF TRUSTEES The President of CSIM and Executive Vice President of Schwab (or their designees) must (i) furnish annually to each Trust's Board of Trustees a written report of any issues arising under the Code of Ethics, including any material violations and any sanctions imposed in response to these violations and (ii) certify annually to the Board of Trustees that each has adopted procedures reasonably designed to prevent its Access Persons from violating the provisions of its Code of Ethics. The President of the Trusts (or his or her designee) will report to the Board of Trustees on an annual basis in accordance with subparts (i) and (ii) above.

The President of any adviser or sub-adviser other than CSIM shall submit a copy of its code of ethics to the Board for initial approval and, thereafter, the reports required by subparts (i) and (ii) above. Such adviser or sub-adviser shall submit any amendments to its code within 6 months of adoption.

ACCESS PERSON REPORTING Each Trust, CSIM and Schwab are responsible for promptly identifying and reporting to the CSIM Compliance Department all persons considered to be Access Persons. Each Trust, CSIM and Schwab will compile a written list of such persons, and promptly notify the CSIM Compliance Department of all changes in the persons designated as Access Persons. The CSIM Compliance Department will notify Access Persons of their obligation to report trading activity, and provide them with a copy of this Code. The CSIM Compliance Department utilizes an on-line system to prepare the quarterly transaction report for each Access Person and present such reports to Access Persons for review and execution. Access Persons are responsible for reviewing and certifying the quarterly transaction report. Access Persons of any adviser or sub-adviser other than CSIM shall only file reports under their own code.

Access Persons (other than Non-Interested Trustees) shall report on a quarterly calendar basis all transactions in which they acquire any direct or indirect beneficial ownership in Covered Securities. These transaction reports must be made no later than thirty days after the end of each calendar quarter and include trading activity at Schwab and any other broker-dealer.

The quarterly transaction reports shall disclose the following:

      With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

      - The date of the transaction, the title, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and principal amount of each Covered Security;

      - The nature of the transaction (i.e. purchase, sale, or any other type of acquisition or disposition);

      - The price of the Covered Security at which the transaction was effected;

      - The name of the broker, dealer or bank with or through which the transaction was effected; and

      -     The date that the report is submitted by the Access Person.

      With respect to any account established during the quarter by an Access Person in which any securities were held for the direct or indirect benefit of the Access Person:

      - The name of the broker, dealer or bank with whom the Access Person established the account;

      -     The date the account was established; and

      -     The date that the report is submitted by the Access Person.

Each Access Person (with the exception of Non-Interested Trustees) must make an initial holdings report, no later than ten days after he or she becomes an Access Person, and an annual holdings report, within forty-five days after the end of the calendar year, which shall disclose:

- The title, and type of security, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which such Access Person had any direct or indirect beneficial ownership;

- The name of any broker, dealer or bank with whom the Access Person maintained an account in which securities were held for the direct or indirect beneficial interest of the Access Person; and

-     The date that the report is submitted by the Access Person.

The information included in the initial holdings report must be current as of a date no more than 45 days prior to the date a person becomes an Access Person. The information included in the annual holdings report must be as of each calendar year end.

NON-INTERESTED TRUSTEE REPORTING The CSIM Compliance Department shall notify each Non-Interested Trustee that such person is subject to the reporting requirements of this Code of Ethics and shall deliver a copy of this Code of Ethics to each such person. Non-Interested Trustees are not required to submit the initial and annual holdings report set forth under "Access Person Reporting."

Each Non-Interested Trustee shall submit a quarterly transaction report in the form set forth under "Access Person Reporting" to Non-Interested Trustee Counsel, denoting any transactions in which the Non-Interested Trustee knew at the time of his or her transaction or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 7-day period immediately preceding or after the date of the Trustee's transaction in a Covered Security, such Covered Security is or was purchased or sold, or considered for purchase or sale, by a Client Account.

EXCEPTIONS TO REPORTING REQUIREMENTS
Every Access Person must file the preceding reports EXCEPT:

- An Access Person need not make a report with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

- An Access Person need not make a quarterly transaction report with respect to a transaction effected pursuant to an Automatic Investment Plan.

- The Review Officer may elect to accept broker account statements in lieu of a quarterly transactions report if the transactions report would duplicate information contained in the broker trade confirmations or account statements received by the Trust, CSIM or Schwab with respect to the Access Person in the time period required, and all of the information required to be contained in a quarterly transaction report is contained in the broker trade confirmations or account statements, or in the records of the Trust, CSIM or Schwab.

VII.  SURVEILLANCE

The policies and procedures regarding surveillance that are applicable to Access persons include the following:

EMPLOYEE SURVEILLANCE AND REVIEW The Review Officer will, on a quarterly basis, compare all reported personal transactions in Covered Securities with the Client Accounts' completed portfolio transactions and a list of Covered Securities being considered for purchase or sale by CSIM to determine whether a violation may have occurred. The Review Officer will employ procedures similar to those attached as Exhibit A hereto. Before determining that a person has violated the Code of Ethics, the Review Officer must give the person an opportunity to supply explanatory material.

If the Review Officer determines that a violation has or may have occurred, the Review Officer must submit the determination, together with the confidential quarterly report and any explanatory material provided by the person to the President of CSIM (or his or her designee), who will determine whether the person violated the Code of Ethics.

No person is required to participate in a determination of whether he or she has committed a violation or discuss the imposition of any sanction against himself or herself.

If the President of CSIM (or his or her designee) finds that the person violated the Code of Ethics, he or she will impose upon the person sanctions that he or she deems appropriate including, among other things, a letter of censure or suspension or termination of the employment of the violator. The President of CSIM (or his or her designee) will report the violation and the sanction imposed to the Trusts' Board of Trustees at the next regularly scheduled board meeting, unless, in the sole discretion of the President or his or her designee, circumstances warrant an earlier report.

The Review Officer will report his or her own transactions to an Alternate Review Officer on a quarterly basis. The Alternative Review Officer on a quarterly basis shall fulfill the duties of the other Review Officer with respect to the latter's transactions in Covered Securities.

Employees of CSIM and Schwab are also subject to the requirements of Schwab's Code of Business Conduct and Ethics.

VIII. RECORDS

All records associated with this Code of Ethics, including but not limited to;
(i) lists of persons who are, or within the past five years have been designated as Access Persons; (ii) quarterly transaction and initial and annual holdings reports by Access Persons; (iii) surveillance documentation, including any Code violation and any sanctions resulting from the violation; and (iv) communications and all versions of the Code of Ethics, shall be maintained by the CSIM Compliance Department in an easily accessible place for at least five years. In addition, any record of any decision, and the reasons supporting the decision, to approve a hardship exemption or the acquisition by Investment Personnel of securities acquired in a Private Placement, shall be maintained by the CSIM Compliance Department for at least five years after the end of the fiscal year in which the approval is granted.

The Code of Ethics, a copy of each quarterly transaction and initial and annual holding report by each Access Person of the Trusts or information provided in lieu of such reports, any written report made to the Board of Trustees concerning the Code of Ethics and lists of all persons required to make reports shall be preserved with the Trusts' records for the period required by Rule 17j-1.

IX.   DISCLOSURE

The Trusts will disclose in their Statement of Additional Information that (i) the Trusts, CSIM and Schwab have adopted a Code of Ethics; (ii) the personnel of the Trusts, CSIM and Schwab are permitted to invest in securities for their own account, subject to the limitations of Rule 17j-1 and this Code; and (iii) the Code of Ethics can be obtained from the Securities and Exchange Commission. The Code of Ethics will be filed as an exhibit to the Trusts' registration statements.

                                    EXHIBIT A

                       REVIEW AND SURVEILLANCE PROCEDURES
               FOR COMPLIANCE WITH RULE 17J-1 UNDER THE 1940 ACT
                     AND RULE 204A-1 UNDER THE ADVISERS ACT

                             REVISED JANUARY 1, 2005

I.    NOTIFICATION OF QUARTERLY REPORTING REQUIREMENTS

      A. At the end of each calendar quarter, the Review Officer will notify each Access Person of (i) a Client Account, (ii) CSIM and (iii) Schwab of his/her obligation to certify their Quarterly Personal Securities Transaction Report within thirty days after the end of the calendar quarter.

      B. The Review Officer will promptly record the return of each Quarterly Personal Securities Transaction Report.

      C. The Review Officer will send reminder notices to any Access Person who has not returned his or her Quarterly Personal Securities Transaction Report.

      D. Thirty one days after the end of the calendar quarter, the Review Officer will send a "Notice of Failure" to any Access Person who has not returned his or her Quarterly Personal Securities Transaction Report. The Notice of Failure will notify the Access Person that he or she is in violation of Rule 17j-1 under the 1940 Act and the Code of Ethics and may be subject to sanctions under the Code of Ethics.

      E. The Review Officer shall report the name of any Access Person who has failed to provide a Quarterly Personal Securities Transaction Report to the President of CSIM for further evaluation and imposition of sanctions, if applicable.

II.   REVIEWS

      A.    Quarterly Personal Securities Transaction Report Review

            1. The Review Officer shall review a list of quarterly transactions by Access Persons and verify that all transactions in Covered Securities received prior approval by CSIM Compliance.

            2. For any transaction where an Access Person had not obtained prior approval, the Review Officer shall prepare a report on the transaction and transmit the report to the President of CSIM for further action.

      B.    Periodic Review
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            1.    The Review Officer shall periodically review the Front-running
                  Report. The Front-running Report lists trades by Client Accounts for the same period as the transactions reported by Access Persons.

            2 For any transaction by an Access Person in the same security as that purchased or sold by a Client Account they are associated with, the Review Officer will first determine whether the transaction was within the appropriate blackout period for the Client Account. If it falls within the blackout period, the Review Officer will review the transaction in light of the following considerations, but not limited to:

                  -     the size of the transaction;

                  - the timing of the transaction (same day as the Client Account);

                  -     the capitalization level of the stock;

                  - whether the transaction correlated with a straight index trade or a sector fund trade;

                  - whether the purchase or sale price of the Covered Security is a material amount (greater than $5000); and

                  -     the pattern of trades over time.

            3. If the Review Officer determines that trade activity appears unusual or to involve a conflict of interest and/or violation of the Code, the Review Officer shall send an inquiry letter to the Access Person and will conduct further investigation of the transaction.

            4. After further review, if the Review Officer determines that a transaction appears to involve a conflict of interest and/or a violation of the Code, then he or she will report this to the President of CSIM for further action.

      C.    Annual Review

            1. On an annual basis, the Review Officer shall review all annual holdings and quarterly reports submitted by Access Persons for patterns of trading activity that evidence a possible violation of the Code of Ethics. The following patterns, if ascertained, require further inquiry:

                  - Trading only or primarily in securities that one or more Client Accounts actively trade in;

                  - Transactions that match up closely in time with Client Account transactions and diverge from the person's otherwise-normal trading profile in terms of the size of transaction or type of security; and
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                  -     Transactions involving the purchase or sale of Covered
                        Securities that yielded significant profits (or losses avoided), which match up closely in time with the Client Accounts' transactions.

III.  VERIFICATION OF BROKERAGE STATEMENTS

      A. The Review Officer may request that an Access Person provide a duplicate statement of any account with a broker, dealer or bank where an Access Person holds securities, in order to verify the accuracy of reports made by the Access Person.

      B. Any request for statement of securities accounts shall be complied with no later than 10 days after the request has been made. If the request has not been complied with, it will be considered a violation of the Code of Ethics.

IV.   ANNUAL CERTIFICATION

      On an annual basis, each Access Person must certify that he or she (i) is aware that he or she is subject to the requirements of Rule 17j-1, Rule 204A-1 and the Code of Ethics and understands his or her obligations under the Rule and Code of Ethics; and (ii) he or she has fully complied with the requirements of the Code of Ethics.